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                              FOR IMMEDIATE RELEASE

       INTER PARFUMS, INC. FORECASTS CONTINUED STRONG GROWTH IN 2003 WITH
                     SALES OF APPROXIMATELY $150 MILLION AND
                     NET INCOME OF APPROXIMATELY $11 MILLION

NEW YORK,  NEW YORK,  NOVEMBER 21, 2002:  Inter  Parfums, Inc. (NASDAQ  NATIONAL
MARKET: IPAR) today announced financial guidance for 2003.

Inter Parfums, Inc. expects 2003 sales to reach approximately $150 million and net income to grow to approximately $11 million, which represents an 18% increase in both sales and earnings as compared to its previously announced 2002 projections of $127 million in sales and $9.3 million in net income.

Jean Madar, Chairman of the Board and Chief Executive Officer, stated, "The recovery of the luxury goods markets, which began in the third quarter of 2002, appears to be continuing during the fourth quarter, and we expect it to continue into 2003. Based on our planned pipeline of prestige product launches and further expansion of our mass market product lines, we expect continued strong growth for our company in 2003. We foresee 2003 being our most successful year to date. Our ambitious lineup of new prestige product introductions includes a seasonal perfume under our Celine brand, an alcohol-free BAZAR eau de toilette by Christian Lacroix, a new Burberry women's line, two new fragrances by Paul Smith, and in late 2003, the initial prestige fragrance and cosmetic lines under the Diane von Furstenberg label. We are confident in our business plan and look forward to reporting our progress."

Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes such as Burberry, S.T. Dupont, Paul Smith, Christian Lacroix, Celine, FUBU and Diane von Furstenberg, as well as mass market fragrances, cosmetics and health and beauty aids in over 100 countries worldwide. Inter Parfums, Inc.'s common stock is included on the Russell 2000 and 3000 Indexes.

Statements in this release which are not historical in nature are forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from projected results. Such factors include effectiveness of sales and marketing efforts and product acceptance by consumers, dependence upon management, competition, currency fluctuation and international tariff and trade barriers, governmental regulation and possible liability for improper comparative advertising or "Trade Dress". Given these uncertainties, persons are cautioned not to place undue reliance on the forward-looking statements.

Contact at Inter Parfums, Inc.           or    Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO              The Equity Group Inc.
(212) 983-2640                                 Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com                 Lauren Barbera (212) 836-9610/lbarbera@equityny.com
www.interparfumsinc.com                        www.theequitygroup.com